BIOSHAFT WATER TECHNOLOGY INC.

HIRES VP OF OPERATIONS

Irvine, California (June 2, 2008) BioShaft Water Technology Inc. (the "Company" or "BioShaft") (OTC BB: BSHF) is pleased to announce that Bashar Amin has joined the Company as VP of Operations.

Mr. Amin has more than 15 years of local and international experience in the Water and Wastewater Treatment Industry. Mr. Amin received his Water Resources Control Board Engineer Classification for the State of California and satisfied the academic qualifications for the Professional Engineers of Ontario, Canada.

Mr. Amin has completed more than 100 projects throughout his career. Prior to joining BioShaft, Mr. Amin was the Operations Manager for Aquamatch Inc. and was responsible for the installation and operation of private and municipal water and wastewater treatment systems.

Mr. Amin completed his Masters of Science in Environmental Engineering at the California State University in Fresno.

Dr. Badreddine, CEO of BioShaft said, “Mr. Amin’s experience is a positive contribution to our management team and we look forward to the value he will add as we grow the business.”

“I am extremely excited to join Bioshaft Water Technology and be a part of this innovative breakthrough in waste water treatment. Through my many years of experience and exposure to global attempts to find solutions that are cost effective, reliable and environmentally friendly, I believe that Bioshaft’s Technology provides a significant advantage over the competition and existing treatments in the marketplace.”

For further information, please contact:

Investor Relations at (888) 299-1989

Samantha@bioshaft.com

About Bioshaft Water Technology Inc.

BioShaft is an innovative wastewater treatment technology based on Bio-Filtration utilizing sludge carriers. These plants are made using the Hans BioShaft Turbine that is at the heart of the wastewater technology. It was developed in the Netherlands in 1994 and was improved upon by Dr. Hans Badreddine and implemented as Hans BioShaft®. It is patented in the United Kingdom and the patent is pending in the United States. For further information please visit the Company’s website at www.bioshaft.com

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.